ORTEC ANNOUNCES $6.16 MILLION PRIVATE PLACEMENT PAVING WAY FOR MERGER WITH HAPTO BIOTECH

NEW YORK, NY — (PR Newswire) — April 4, 2006 – Ortec International, Inc. (OTCBB:ORTN), a company focused on development and commercialization of tissue engineered therapeutic products, announced that it has entered into definitive agreements for a private placement sale of its 6% Series E Convertible Preferred Stock, with warrants attached, for gross proceeds of $6,166,000. Such private placement was made in connection with the anticipated merger of Hapto Biotech, Inc. (Hapto). Rodman and Renshaw, LLC acted as advisor on the merger and served as the lead placement agent in the private placement. Riverbank Capital Securities, Inc. assisted in the private placement.

The proceeds from the private placement will be held in escrow pending formal approval of the merger by Hapto’s shareholders at a shareholder meeting scheduled to occur on April 11, 2006. The holders of Hapto’s securities necessary to approve the merger have already provided Ortec with written commitments to vote in favor of the merger.

As previously announced, in December, 2005, Ortec executed a non-binding letter of intent to acquire Hapto, a privately-held company focused on the development of two proprietary fibrin derived platform technologies: Fibrin Micro Beads (FMB’s) and Haptides™.

FMB’s have demonstrated the ability to efficiently recover adult stem cells from mixed cell populations as well as allow for their growth, proliferation and potential reimplantation into the patient, and Haptides™ have demonstrated the ability to enhance cell attraction and attachment allowing for the potential development of products for tissue regeneration and cosmetic tissue augmentation.

One share of Series E preferred stock purchased for $1,000 in the private placement is convertible into 5,000 shares of Ortec’s common stock. The 6% dividend is also convertible into Ortec common stock at the same $0.20 conversion rate. The investor in the private placement will also receive for every $1,000 investment five year warrants to purchase 5,000 shares of Ortec’s common stock at an exercise price of $0.50 per share. The warrants carry full ratchet price reset provisions reducing the exercise price of the warrants to the effective price at which Ortec hereafter sells its common stock or its other securities convertible into, or exercisable for, its common stock. If Ortec’s stockholders vote no later than by June 14, 2006, to approve a reverse split of Ortec’s common stock by a ratio of not less than one new share for each five shares outstanding, the Series E preferred stock will automatically convert into Ortec common stock twenty-one trading days after such reverse split at a conversion rate (of the purchase price for the preferred share plus accrued dividends) which is the lesser of (i) $0.20 (adjusted to give effect to the reverse split), or (ii) 90% of the average of the volume weighted average prices for Ortec’s common stock for the twenty trading days following the effective date of such reverse stock split. Ortec is obligated to register all the shares of common stock issuable upon conversion of the Series E preferred stock and upon exercise of the warrants. The Series E preferred stock will vote on an “as converted” basis on all matters submitted to the holders of the common stock. The investors in the private placement have agreed to vote their Series E preferred stock in favor of a reverse split of Ortec’s common stock.

About Ortec International, Inc.

Ortec International, Inc. (ORTN) is a tissue-engineering company involved in the commercialization of a proprietary and patented technology to stimulate the repair and regeneration of human tissue. Ortec’s current focus is the application of OrCel® (Bilayered Cellular Matrix) to heal chronic and acute wounds. OrCel® is composed of a collagen sponge seeded with allogeneic epidermal and dermal cells. These cells secrete growth factors and cytokines normally found in acute human wounds and are believed to have a beneficial role in promoting tissue repair. In addition to having received FDA approvals for the treatment of Epidermolysis Bullosa and donor sites in burn patients, a pivotal clinical trial has been completed for venous ulcers, and a PMA has been filed. Ortec is currently near completion of patient enrollment in a confirmatory trial as a clinical supplement to its PMA filing. In addition, the FDA has granted Ortec approval to initiate a pivotal trial for diabetic foot ulcers. Ortec believes that its platform technology may extend to the regeneration of other human tissue such as tendons, ligaments, cartilage, bone, muscle and blood vessels. For more information, visit Ortec’s website at http://www.ortecinternational.com.

About Hapto Biotech

Hapto Biotech is positioning itself to become a leading technology provider in the field of tissue engineering through the development of fibrin derived platform technologies. Hapto Biotech Inc, a Delaware Incorporated company and its wholly owned subsidiary, Hapto Biotech (Israel) LTD, was established in 2000 by Hadasit Medical Research Services and Development Ltd., the commercial subsidiary of the Hadassah Medical Organization, which is located in Jerusalem, Israel. Hapto’s platform technology, Haptides™, utilizes proprietary synthetic peptides that mimic the mechanism of cell attachment to fibrin. These haptotactic peptides are used to enhance cell attraction and binding providing additional solutions in fields such as wound healing and skin regeneration, orthopedics, cell immunotherapy and potentially, drug delivery.

This news release may contain "forward-looking statements" for the purposes of the United States Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3B-6 under The Exchange Act. Without limitation, statements regarding expected FDA approvals, clinical trial results, product performance, expectations with respect to sales, gross margins, research and development expenditures, earnings per share, capital expenditures, collaborations, or other expansion opportunities would be “forward-looking statements.” These statements may be identified by words such as "expects", "anticipates", "intends", "estimates", "believes" or similar expressions in connection with any discussion of future financial and operating performance. The forward-looking statements contained herein involve risks and uncertainties that may cause results to differ materially from the Company's expectations including but not limited to, global economic trends, competitive pricing or product developments, government legislation and/or regulations, technology, manufacturing, legal and patent issues, suppliers, capital availability, personnel changes, cancellation or delays in renewal of contracts, and lack of suitable raw materials or packaging materials. Investors are cautioned to review risk factors in the Company's filings with the United States Securities and Exchange Commission.

FOR MORE INFORMATION, PLEASE CONTACT

Elite Financial Communications Group, LLC

Dodi Handy, 407-585-1080 or via email at ortn@efcg.net